SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

QUEST DIAGNOSTICS INCORPORATED
(Exact name of issuer as specified in its charter)

Delaware	16-1387862
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1290 Wall Street West
Lyndhurst, New Jersey	07071
(Address)	(Zip Code)

QUEST DIAGNOSTICS INCORPORATED
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Leo C. Farrenkopf, Jr.
Vice President & Assistant Secretary
Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
201 - 729 - 8330
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities being registered	Amount being registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.01, to be issued for shares purchased under the Amended and Restated Employee Stock Purchase
Plan	5,000,000 shares (1)	$59.42 (2)	$297,100,000	$31,789.70

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the benefit plans described herein.

(2)	Estimated solely for the purpose of calculating the registration fee, calculated on the average of high and low sales price of Registrant’s common stock on July 28, 2006.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS*

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Information.

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 as amended (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                    The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated as of their respective dates in this Registration Statement and shall be deemed to be a part hereof:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

(ii)	the description of the Registrant’s common stock contained in its Registration Statement on Form 10 (File No.1-12215) filed by the Registrant and declared effective on November 26, 1996.

                    All documents filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act, after December 31, 2005 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

                    Not applicable.

Item 5. Interests of Named Experts and Counsel.

                    Leo C. Farrenkopf, Jr., Esq., Vice President and Assistant General Counsel of the Registrant, has rendered an opinion as to the legality of the issuance of additional Shares offered pursuant to this Registration Statement. Mr. Farrenkopf owns substantially less than 1% of the Registrant’s shares of common stock.

Item 6. Indemnification of Directors and Officers.

                    Limitation on Liability of Directors

                    Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (“DGCL”) Paragraph 11 of the Registrant’s Amended and Restated Certificate of Incorporation (“Paragraph 11”) eliminates the personal liability of Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty including, without limitation, directors serving on committees of the Registrant’s Board of Directors. Directors remain liable for (1) any breach of the duty of loyalty to the Registrant or its stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemption under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

                    Indemnification and Insurance

                    In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Paragraph 11 grants the Registrant’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were directors or officers of the Registrant, or (2) by reason of the fact that, while they are or were directors or officers of the Registrant, they are serving at the request of the Registrant as directors or officers of another corporation, partnership, joint venture, trust or enterprise. Paragraph 11 further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to the Registrant by the Indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under Paragraph 11. The Registrant may not indemnify or make advance payments to any person in connection with proceedings initiated against the Registrant by such person without authorization of the Registrant’s Board of Directors.

                    In addition, Paragraph 11 provides that the directors and officers therein described shall be indemnified to the fullest extent permitted by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Paragraph 11 allows such broader indemnification rights to apply retroactive with respect to any predating alleged action or inaction and also allows the indemnification to continue after an Indemnitee has ceased to be a director or officer of the Registrant and to inure to the benefit of the Indemnitee’s heirs, executors and administrators.

                    Paragraph 11 further provides that the right to indemnification is not exclusive of any right which any Indemnitee may have or thereafter acquire under any statute, the Registrant’s Restated Certificate of Incorporation, any agreement or vote of stockholders or disinterested directors or otherwise, and allows the Registrant to indemnify and advance expenses to any person whom the Registrant has the power to indemnify under the DGCL or otherwise.

                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    The Registrant’s Restated Certificate of Incorporation authorizes the Registrant to purchase insurance for directors and officers of the Registrant and persons who serve at the request of the Registrant as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or enterprise, against any expense, liability or loss incurred in such capacity, whether or not the Registrant would have the power to indemnify such persons against such expense or liability under the DGCL. The Registrant intends to maintain insurance coverage of its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs of its corporate indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

                    Not applicable.

Item 8. Exhibits.

                    See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Quest Diagnostics Incorporated, a Delaware corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of New Jersey, as of the 28th day of July, 2006.

Quest Diagnostics Incorporated
(Registrant)

By:	/s/ Surya N. Mohapatra

Surya N. Mohapatra, Ph.D., Chairman of the Board,
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 28th day of July, 2006.

Signature	Capacity

/s/ Surya N. Mohapatra
Chairman of the Board, President and Chief Executive
Surya N. Mohapatra, Ph.D.	Officer and Director (principal executive officer)

/s/ Robert A. Hagemann
Senior Vice President and Chief Financial Officer
Robert A. Hagemann	(principal financial officer)

/s/ Thomas F. Bongiorno
Vice President, Corporate Controller and
Thomas F. Bongiorno	Chief Accounting Officer (principal accounting officer)

/s/ John C. Baldwin
Director
John C. Baldwin, M.D.

/s/ Jenne K. Britell
Director
Jenne K. Britell, Ph.D.

/s/ William F. Buehler
Director
William F. Buehler

/s/ William R. Grant
Director
William R. Grant

Director
Rosanne Haggerty

/s/ Gary M. Pfeiffer
Director
Gary M. Pfeiffer

/s/ Daniel C. Stanzione
Director
Daniel C. Stanzione, Ph.D.

/s/ Gail R. Wilensky
Director
Gail R. Wilensky

/s/ John B. Ziegler
Director
John B. Ziegler

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed on June 1, 2001).

4.2

Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

.
4.3	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000).

4.4	Amended and Restated Employee Stock Purchase Plan Long-Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Proxy Statement dated March 28, 2006 filed on March 30, 2006).

5*	Opinion of Leo C. Farrenkopf, Jr., Vice President and Assistant General Counsel of Registrant, as to the legality of the securities registered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Leo C. Farrenkopf, Jr., Vice President and Assistant General Counsel of Registrant (included in Exhibit 5).

*          Filed herewith.